FOR IMMEDIATE RELEASE

RailAmerica, Inc. Reports June 2011 Monthly Carloads

JACKSONVILLE, FL, July 14, 2011 – RailAmerica, Inc. (NYSE: RA) today reported that its total freight carloads for the month ended June 30, 2011 were 70,238, down 4.4% from 73,466 in June 2010.

The Company had increased shipments in June 2011 in six out of twelve commodity groups compared to June 2010. The largest increases were in Metallic Ores and Metals and in Forest Products. Metallic Ores and Metals were up primarily due to higher shipments in the Central and Northeast regions. Forest Products were stronger due to increased shipments in all regions. Lower coal shipments, combined with shortfalls in Non-Metallic Minerals and Products and in Petroleum, resulted in lower total shipments for the month. Coal carloads reflect declines in shipments to several power plants in the Central region and source shifts at the Indiana Southern Railroad. Petroleum carloads were down primarily due to lower shipments in the West region. Non-Metallic Minerals and Products volumes were down primarily due to decreased carloads in the Southeast and Central regions.

June 2011 carloads include 660 carloads from the acquisition of three railroads in Alabama. On a “same railroad” basis, carloads declined 5.3%.

Charles Patterson, RailAmerica’s Chief Commercial Officer, commented “Second quarter carloads came in below our target mainly due to lower coal shipments which were impacted by sourcing shifts in the Illinois Basin, reduced demand across several utilities and flooding. Despite lower carloads, we achieved double-digit total revenue growth for the second quarter due to favorable pricing, as well as continued strength in non-freight revenue.”

RailAmerica, Inc. owns and operates short-line and regional freight railroads in North America, operating a portfolio of 43 individual railroads with approximately 7,400 miles of track in 27 U.S. states and three Canadian provinces.

Cautionary Note Regarding Forward-Looking Statements
Certain items in this press release and other information we provide from time to time may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not necessarily limited to, statements relating to future events and financial performance. Words such as “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “appears,” “may,” “will,” “would,” “could,” “should,” “seeks,” “estimates” and variations on these words and similar expressions are intended to identify such forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of factors that could lead to actual results materially different from those described in the forward-looking statements. RailAmerica, Inc. can give no assurance that its expectations will be attained. Accordingly, you should not place undue reliance on any forward-looking statements contained in this press release. Factors that could have a material adverse effect on our operations and future prospects or that could cause actual results to differ materially from RailAmerica, Inc.’s expectations include, but are not limited to, prolonged capital markets disruption and volatility, general economic conditions and business conditions, our relationships with Class I railroads and other connecting carriers, our ability to obtain railcars and locomotives from other providers on which we are currently dependent, legislative and regulatory developments including rulings by the Surface Transportation Board or the Railroad Retirement Board, strikes or work stoppages by our employees, our transportation of hazardous materials by rail, rising fuel costs, goodwill assessment risks, acquisition risks, competitive pressures within the industry, risks related to the geographic markets in which we operate; and other risks detailed in RailAmerica, Inc.’s filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. In addition, new risks and uncertainties emerge from time to time, and it is not possible for RailAmerica, Inc. to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Such forward-looking statements speak only as of the date of this press release. RailAmerica, Inc. expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

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INVESTOR CONTACT
Ira Berger
Vice President & Treasurer
Office: 904.538.6332

MEDIA CONTACT
Donia Crime
Office: 904.645.6200
Cell: 404.271.1437

RailAmerica, Inc.
Carload Comparisons by Commodity Group
Month Ended June 30, 2011 and 2010

	June			QTD June
Commodity Group	2011	2010	% Chg	2011	2010	% Chg
Coal	12,358	15,304	-19.2%	34,682	44,191	-21.5%

Agricultural Products	10,668	10,403	2.5%	34,146	31,032	10.0%

Chemicals	8,135	7,817	4.1%	24,496	24,549	-0.2%

Non-Metallic Minerals and Products	7,199	7,963	-9.6%	22,774	21,439	6.2%

Metallic Ores and Metals	5,884	5,434	8.3%	18,388	16,010	14.9%

Pulp, Paper & Allied Products	5,715	5,805	-1.6%	17,154	16,112	6.5%

Waste & Scrap Materials	5,002	5,101	-1.9%	15,517	16,015	-3.1%

Food or Kindred Products	4,998	5,169	-3.3%	14,253	14,939	-4.6%

Forest Products	4,328	3,937	9.9%	12,656	12,825	-1.3%

Petroleum	2,649	3,283	-19.3%	8,346	10,156	-17.8%

Other	2,337	2,311	1.1%	7,019	7,681	-8.6%

Motor Vehicles	965	939	2.8%	2,664	3,319	-19.7%

TOTAL	70,238	73,466	-4.4%	212,095	218,268	-2.8%

Less TNHR, WGCR & COEH*	(660)			(1,223)

Same Railroad	69,578	73,466	-5.3%	210,872	218,268	-3.4%

• Three Notch Railroad (TNHR), Wiregrass Central Railroad (WGCR), and Conecuh Valley Railroad (COEH)